Exhibit 10.1

SHOE CARNIVAL, INC.

2017 EQUITY INCENTIVE PLAN

Performance Stock Unit Award Agreement

(Executive Officers)

Shoe Carnival, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided or otherwise made available to you and is incorporated by reference and made a part of this Agreement. Any capitalized term that is used but not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]
Number of Performance Stock Units:
Target Number of Maximum Number of
Performance Stock Units Performance Stock Units
[ ] [ ]
Grant Date: March 9, 2022
Performance Period: The fiscal year ending January 28, 2023 (“fiscal 2022”)

Vesting Schedule: The number of Units determined in accordance with Exhibit A to have been earned as of the end of the Performance Period will vest* on March 31, 2025

*Assumes you remain a Service Provider continuously from the Grant Date to the vesting date

Performance Goals: See Exhibit A

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents.

PARTICIPANT:	SHOE CARNIVAL, INC.

______________________________	By:______________________________________
[Name]	Name:
Title:

Shoe Carnival, Inc.

2017 Equity Incentive Plan

Performance Stock Unit Award Agreement

Terms and Conditions

1. Award of Performance Stock Units. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement (the “Grant Date”) and subject to the terms and conditions in this Agreement and the Plan, an Award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 25% and 175% of the Target Number of Performance Stock Units, but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s Stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to the extent the Units have been earned and thereafter vest as provided in Section 3 and Section 5 of this Agreement.

3. Vesting and Forfeiture of Units. As soon as practicable following the approval of the Company’s audited results for fiscal 2022 by the Audit Committee of the Company’s Board of Directors, the Committee shall determine whether and the extent to which the performance goals set forth in Exhibit A have been satisfied and the number of Units, if any, that you have earned. The date on which the Committee makes its determination is hereinafter referred to as the “Determination Date.” As permitted by Section 6(e)(ii) and Section 12 of the Plan, the Units shall vest at the earliest of the following times and to the degree specified (and not as specified in such sections of the Plan):

(a)
Scheduled Vesting. Any Units that have been earned, as determined by the Committee in accordance with Exhibit A, will vest in full on March 31, 2025 (the “Vesting Date”), so long as your Service has been continuous from the Grant Date through such Vesting Date. For purposes of this Agreement, the “Vesting Period” is the period from the Grant Date through the Vesting Date.

(b)
Death or Disability. If your Service terminates prior to the Vesting Date due to your death or Disability, the Ratable Portion of the Units will vest and will not be forfeited, which Ratable Portion will be determined on the later of the Determination Date or the date of your death or Disability, based on the Company’s Actual EPS (as defined in Exhibit A) at the end of fiscal 2022 and the portion of the Vesting Period that had elapsed since the Grant Date on the date of such death or Disability; all of the non-Ratable Portion of the Units will automatically be forfeited. For purpose of this Award, “Ratable Portion” shall be equal to the number of Units multiplied by the portion of the Vesting Period

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that had elapsed since the Grant Date on the date of such death or Disability, measured on the basis of full months.

(c)
Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the Vesting Date, the following provisions shall apply:

(i)
If the Change in Control occurs prior to the Determination Date, the Company’s fully diluted net income per share as of the effective time of the Change in Control, with the threshold, target and maximum levels of fully diluted net income per share appropriately adjusted to reflect the portion of fiscal 2022 that has elapsed as of the effective time of the Change in Control, will be used to determine the number of Units that will be converted to time-vesting Units (the “Converted Award”).
(A)
If and to the extent that this Converted Award is not continued, assumed or replaced in connection with the Change in Control, the restrictions on all Units underlying the Converted Award will expire and all such Units will become fully vested.
(B)
If and to the extent that this Converted Award is continued, assumed or replaced in connection with the Change in Control (with such adjustments as may be required or permitted by the Plan), this Converted Award or replacement therefor will remain outstanding and will vest on the Vesting Date in accordance with subsection (a) above, subject to your Service continuing through such date; provided, however, that if within 24 months after the Change in Control your Service terminates due to a termination by the Company without Cause or by you for Good Reason (each as defined in [your [Amended and Restated] Employment and Noncompetition Agreement dated [ ] [(the “Employment Agreement”)][the Plan]), the restrictions on all Units underlying the Converted Award will expire and all such Units will become fully vested.
(ii)
If the Change in Control occurs after the Determination Date but prior to the Vesting Date, any Units that remain unvested at the time of such Change in Control will be treated the same as a Converted Award, as described in (i)(A) and (B) above.
(iii)
For purposes of this Section 3(c), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(i) of the Plan.

Notwithstanding the vesting and subsequent settlement of this Award, it shall remain subject to the provisions of Section 17 of the Plan.

4. Effect of Termination of Service. Except as otherwise provided in accordance with Section 3(b) or 3(c) of this Agreement [or as otherwise provided in the Employment Agreement], if you cease to be a Service Provider, you will immediately forfeit all unvested Units.

5. Settlement of Units. As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following such vesting date), the Company will cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable), one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic

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delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 of this Agreement and compliance with all applicable legal requirements as provided in Section 18(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith.

6. Dividend Equivalents. On any date that a number of earned Units has been determined to have vested in accordance with the terms of this Agreement, a total dividend equivalent amount will be determined by multiplying the number of Units determined to have vested on such date by the per share amount of each cash dividend paid on the Company’s Stock with a record date and payment date occurring between the Grant Date and the applicable vesting date, and adding those products together. The total dividend equivalent amount, net of any amount required to satisfy withholding tax obligations as provided in Section 8 of this Agreement, will be paid to you (or your permitted transferee) in cash at the time the vested Units are settled as provided in Section 5 of this Agreement.

7. No Right to Continued Service or Future Awards. This Agreement awards Units to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time without regard to the effect it may have upon you under this Agreement.

8. Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of vested Units, you are required to make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. The Company will retain a portion of the Shares that would otherwise be delivered to you in settlement of vested Units, which retained Shares shall have a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes required to be withheld, unless you provide notice to the Company prior to the vesting date of the Units that you desire to pay cash or direct the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. Delivery of Shares in settlement of vested Units is subject to the satisfaction of applicable withholding tax obligations.

9. No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s Stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of the earned and vested Units as provided in Section 5 of this Agreement.

10. Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, including the confidentiality, non-solicitation, forfeiture and recovery provisions set forth in Section 17 of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board or the Committee pursuant to the Plan. All interpretations of the Committee and all related decisions or resolutions of the Board or the Committee shall be final and binding on the Company and you. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern, except to the extent that the terms and conditions of the Plan are supplemented or modified by this Agreement, as authorized by the Plan.

11. Incentive Compensation Recovery Policy. The Company’s Incentive Compensation Recovery Policy, as may be amended from time to time, shall apply to the Units, any Shares delivered hereunder and any profits realized on the sale of such Shares to the extent that you are covered by such policy. If you are covered by such policy, the policy may apply to recoup Units awarded, any Shares delivered hereunder or profits

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realized on the sale of such Shares either before, on or after the date on which you become subject to such policy.

12. Choice of Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.

13. Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

14. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15. Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

16. Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

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EXHIBIT A

Performance Goal:

	Threshold	Target	Maximum
Net Income Per Share (Fiscal 2022)	$[ ]	$[ ]	$[ ]
Number of Units Earned	[ ]	[ ]	[ ]

In establishing and measuring achievements against performance for fiscal 2022, the Committee may provide that one or more adjustments may be made to the Company’s fully diluted net income per share for fiscal 2022 for Material Adjustments. “Material Adjustments” mean adjustments that the Committee shall determine, in its sole discretion, to be appropriate in order to reflect the impact of (i) significant events that are unusual in nature or infrequently occurring or (ii) changes in applicable tax laws or accounting principles that occur during fiscal 2022.

If the Company’s fully diluted net income per share for fiscal 2022, as adjusted by the Committee for any Material Adjustments (“Actual EPS”), equals or exceeds the maximum net income per share set forth above, the maximum number of Units will be earned. If the Company’s Actual EPS is less than the threshold net income per share set forth above, all of the Units will be forfeited on the Determination Date. If the Company’s Actual EPS falls between the threshold, target and maximum levels specified in the table above, the number of Units that will be earned, and the number of Units that will be forfeited on the Determination Date, will be interpolated.

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